Exhibit 99.1
ERT Reports Second Quarter 2011 Operating Results
•	Revenues of $42.8 million

•	GAAP diluted net income per share of $0.04 / Non-GAAP diluted net income per share of $0.06

•	Bookings of $70.9 million

•	Backlog of $333.2 million
PHILADELPHIA, August 1, 2011 /PRNewswire-First Call/ — eResearchTechnology, Inc. (ERT), (Nasdaq: ERT — News) a global technology-driven provider of services and customizable medical devices to biopharmaceutical and healthcare organizations and the market leader for centralized cardiac safety and respiratory efficacy services in drug development, announced today results for the second quarter ended June 30, 2011. Unless otherwise noted, all comparative numbers refer to changes from the same period a year ago. The financial results include the results related to CareFusion Research Services (RS and now included as part of our German operations) commencing from its date of acquisition on May 28, 2010.
This press release contains financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and non-GAAP measures adjusted to exclude the impact of the amortization of the acquired intangibles and other assets and acquisition and other costs related to the RS acquisition and related income tax effects. A reconciliation of these GAAP and non-GAAP measures is found in the attached “Reconciliation of GAAP to Non-GAAP Information.”
Financial Highlights for the Second Quarter of 2011
•	Net revenues were $42.8 million for the second quarter of 2011 compared to $41.7 million for the first quarter of 2011 and $29.1 million a year ago. Revenues from our German operations were $20.3 million in the second quarter of 2011, compared to $18.9 million in the first quarter of 2011 and $5.7 million a year ago, which comprised only the month of June.
•	GAAP gross margin percentage was 37.4% in the second quarter of 2011 compared to 44.2% for the first quarter of 2011 and 54.4% a year ago. Non-GAAP gross margin percentage was 42.0% in the second quarter of 2011 compared to 48.7% for the first quarter of 2011 and 57.2% a year ago. Gross margins were negatively impacted this quarter by increased costs in our German operations including incremental labor, consumables and freight charges to support the start of new respiratory studies, negative manufacturing variances and a $0.5 million non-cash adjustment to the carrying value of returned rental equipment as of March 2011 that was recorded in the June 2011 quarter.
•	GAAP operating income margin percentage was 6.0% in the second quarter of 2011 compared to 12.8% for the first quarter of 2011 and 3.6% a year ago. Non-GAAP operating income margin percentage was 10.6% in the second quarter of 2011 compared to 17.3% for the first quarter of 2011 and 19.7% a year ago.

•	GAAP net income was $1.8 million, or $0.04 per diluted share, in the second quarter of 2011 compared to $3.1 million, or $0.06 per diluted share, in the first quarter of 2011 and $0.8 million, or $0.02 per diluted share, a year ago. Non-GAAP net income was $3.0 million, or $0.06 per diluted share, in the second quarter of 2011 compared to $4.5 million, or $0.09 per diluted share, in the first quarter of 2011 and $4.0 million, or $0.08 per diluted share, a year ago.
•	Cash flow from operations was $8.7 million in the second quarter of 2011, compared to $5.0 million in the first quarter of 2011 and $7.1 million a year ago.
•	Cash and short-term investments totaled $31.7 million at June 30, 2011 compared to $29.7 million on March 31, 2011. ERT had $21.0 million in long-term debt as of June 30, 2011 and March 31, 2011.
•	New bookings were $70.9 million in the second quarter of 2011 compared to $71.8 million for the first quarter of 2011 and $51.0 million a year ago.
•	The gross book-to-bill ratio was 1.7 in the second quarter of 2011 compared to 1.7 in the first quarter of 2011 and 1.8 a year ago.
•	Backlog was $333.2 million as of June 30, 2011 compared to $318.6 million as of March 31, 2011 and $299.4 million a year ago. The annualized cancellation rate was 13.4% in the second quarter of 2011 compared to 24.6% in the first quarter of 2011 and 9.7% a year ago.
Financial highlights for the first six months of 2011
•	Net revenues were $84.5 million for the first six months of 2011 compared to $51.0 million in the comparable period a year ago. Revenues from RS from the date of acquisition to June 30, 2010 were $5.7 million and $39.2 million for the first six months of 2011.
•	GAAP Gross margin percentage was 40.8% in the first six months of 2011 compared to 54.1% for the comparable period a year ago. Non-GAAP gross margin percentage was 45.3% in the first six months of 2011 compared to 55.7% for the comparable period a year ago.
•	GAAP operating income margin percentage was 9.4% in the first six months of 2011 compared to 7.5% in the comparable period a year ago. Non-GAAP operating income margin percentage was 13.9% in the first six months of 2011 compared to 18.1% for the comparable period a year ago.
•	GAAP net income was $4.9 million, or $0.10 per diluted share, in the first six months of 2011 compared to $2.6 million, or $0.05 per diluted share, in the comparable period a year ago. Non-GAAP net income was $7.5 million, or $0.15 per diluted share, in the first six months of 2011 compared to $6.3 million, or $0.13 per diluted share, in the comparable period a year ago.

•	Cash flow from operations was $13.7 million in the first six months of 2011 compared to $12.4 million in the comparable period a year ago.
•	New bookings were $142.7 million in the first six months of 2011 compared to $94.2 million for the first six months of 2010.
“We are pleased to have completed our second consecutive quarter where bookings exceeded $70 million,” commented Dr. Jeffrey Litwin, President and Chief Executive Officer of ERT. “Bookings this quarter were driven by strengthening cardiac safety and very strong electronic Patient Reported Outcome (ePRO) activity. Our revenue level was slightly lower than expected due to the delay in start time of two major studies, however revenue is projected to be stronger over the next two quarters given our present backlog. We are disappointed with our 6.8 percentage point sequential drop in gross profit margin from our March 2011 quarter. My focus has been on top line revenue growth and we made decisions to increase staffing and expedite product manufacturing in our German operations to meet aggressive study timelines for key strategic customers in our respiratory and ePRO business lines which impacted costs. During the current quarter we started several large new respiratory studies which incurred higher costs for study set up, customization and costs to expedite product manufacturing which resulted in higher freight, consumables and manufacturing variances. We expect gross profit margins to improve in the coming quarter as a portion of these charges incurred the German operations are not expected to be recurring and projected increases in revenue should generate higher margins given the operating leverage in our cost structure.”
2011 Guidance
ERT modified its guidance for the full year of 2011. ERT expects net revenues of between $178 million and $183 million for 2011 with the top end of the range reduced from prior guidance of $188 million. ERT expects GAAP diluted net income per share to be between $0.27 and $0.32 for 2011 and non-GAAP diluted net income per share to be between $0.37 and $0.42 for the same period. EPS guidance has been reduced to reflect a drop in the range of the revenue guidance and the lower than expected results for the June 2011 quarter.
For the third quarter ending September 30, 2011, ERT expects net revenues of between $46.0 million and $49.0 million, GAAP diluted net income per share to be between $0.08 and $0.11 and non-GAAP diluted net income per share to be between $0.11 and $0.14.
Use of Non-GAAP Financial Measures
In addition to GAAP financial measures, ERT uses certain non-GAAP financial measures that exclude charges related to the amortization of the RS acquired intangible and other assets and acquisition and other costs which are related to the RS acquisition, and also their related income tax effects. ERT believes that these non-GAAP measures are useful to investors because this supplemental information facilitates comparisons of its operations from period to period and to the performance of other companies within its industry and assists in gaining a better understanding of its operating results and future prospects. ERT views amortization of acquired intangible and other assets related to the RS acquisition, which includes such items as the amortization of acquired customer backlog and technology, as items determined at the time of the acquisition. While ERT reviews the underlying value of these intangibles regularly for impairment, the amortization is an expense typically not affected by operations during any particular period and does not contribute to the operational performance in any particular period. ERT regards acquisition and other costs related to its recent acquisition as a cost that does not recur on a regular basis.

ERT’s non-GAAP effective tax rates differ from its GAAP effective tax rates because of 1) the exclusion of the amortization of acquired intangible and other assets and acquisition and other costs related to its acquisition of RS and 2) the income tax effect due to the difference between the GAAP and non-GAAP effective tax rate applied against the GAAP pre-tax income, primarily as a result of the acquisition costs incurred in 2010 not being deductible for income tax purposes. ERT excludes the impact of these discrete tax items from its non-GAAP income tax provision because it believes they are not indicative of the effective income tax rate of its ongoing business operations.
Management uses these non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring ERT’s operating performance, financial and operating decision-making, developing budgets and comparing such performance to that of prior periods for the same reasons stated above. These non-GAAP financial measures are not meant to be considered superior to or a substitute for comparable financial measures prepared in accordance with GAAP. There are also limitations on the non-GAAP measures, including: 1) these non-GAAP measures do not have standardized meanings and may not be comparable to similar non-GAAP measures used by other companies, 2) acquisition and other costs related to ERT’s 2010 acquisition of RS represent actual cash expenditures that are excluded from ERT’s non-GAAP measures and 3) although amortization of acquired intangible and other assets does not directly impact ERT’s current cash position, such expense is amortized over their expected economic lives and does represent the declining value of the assets acquired, but this expense is excluded from ERT’s non-GAAP measures. ERT adjusts for these limitations by relying on these non-GAAP measures only as a supplement to its GAAP results.
Conference Call
Dr. Litwin and Mr. Keith Schneck, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 5:00 PM EDT on August 1, 2011. For the conference call, interested participants should dial 1-800-860-2442 when calling within the United States or 1-412-858-4600 when calling internationally. There will be a playback available as well. To listen to the playback, please call 1-877-344-7529 when calling within the United States or 1-412-317-0088 when calling internationally. Conference code for playback is 10002497.
This call is being webcast by MultiVu and can be accessed at ERT’s website at www.ert.com. The webcast may also be accessed via the direct link at http://www.videonewswire.com/event.asp?id=81200. The webcast can be accessed for up to one year on either site.

About eResearchTechnology, Inc.
ERT (www.ert.com) is a global technology-driven provider of clinical services and customizable medical devices to biopharmaceutical and healthcare organizations. It is the market leader for centralized cardiac safety and respiratory efficacy services in drug development and also collects, analyzes and distributes electronic patient reported outcomes (ePRO) in multiple modalities across all phases of clinical research.
This release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.
These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions; our ability to obtain new contracts and accurately estimate net revenues, our positive outlook for future bookings, variability in size, scope and duration of projects and internal issues at the sponsoring client; our ability to successfully integrate the RS or any future acquisitions; competitive factors in the market for our centralized services; changes in the bio-pharmaceutical and healthcare industries to which we sell our solutions; technological development; and market demand. There is no guarantee that the amounts in our backlog will ever convert to revenue. Should the economic conditions deteriorate, the cancellation rates that we have historically experienced could increase. Further information on potential factors that could affect the Company’s financial results can be found in ERT’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Guidance is based on management’s good faith expectations given current market conditions but that continued or further deterioration of general economic conditions, in addition to other factors cited elsewhere, could result in ERT not achieving the revenue and net income per diluted share guidance provided.
Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included in this release or that may be made in our filings with the Securities and Exchange Commission or elsewhere from time to time by, or on behalf of, us.

Contact:
Keith Schneck	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	443-213-0502

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011

Net revenues:
Services	$18,697	$22,416	$33,532	$46,393
Site support	10,399	20,433	17,432	38,155

Total net revenues	29,096	42,849	50,964	84,548

Costs of revenues:
Cost of services	8,325	13,615	15,636	26,771
Cost of site support	4,957	13,189	7,756	23,312

Total costs of revenues	13,282	26,804	23,392	50,083

Gross margin	15,814	16,045	27,572	34,465

Operating expenses:
Selling and marketing	3,941	4,426	7,349	8,601
General and administrative	9,753	7,247	14,498	14,755
Research and development	1,069	1,802	1,927	3,185

Total operating expenses	14,763	13,475	23,774	26,541

Operating income	1,051	2,570	3,798	7,924
Foreign exchange gains (losses)	399	(266)	479	(1,275)
Other (expense) income, net	(3)	(168)	17	(269)

Income before income taxes	1,447	2,136	4,294	6,380
Income tax provision	621	355	1,716	1,506

Net income	$826	$1,781	$2,578	$4,874

Net income per share:
Basic	$0.02	$0.04	$0.05	$0.10
Diluted	$0.02	$0.04	$0.05	$0.10

Shares used in computing net income per share:
Basic	48,831	49,146	48,753	49,021
Diluted	49,383	49,330	49,114	49,291

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(unaudited)

	December 31, 2010	June 30, 2011
ASSETS

Current assets:
Cash and cash equivalents	$30,343	$31,601
Short-term investments	50	50
Investment in marketable securities	648	972
Accounts receivable less allowance for doubtful accounts of $515 and $555, respectively	37,236	34,525
Inventory	4,698	10,893
Prepaid income taxes	1,988	3,216
Prepaid expenses and other	4,393	5,886
Deferred income taxes	3,431	3,431

Total current assets	82,787	90,574

Property and equipment, net	42,615	47,767
Goodwill	71,637	77,357
Intangible assets	17,187	15,702
Other assets	609	680

Total assets	$214,835	$232,080

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,136	$5,569
Accrued expenses	16,162	13,731
Deferred revenues	11,670	13,588

Total current liabilities	34,968	32,888

Deferred rent	2,368	2,397
Deferred income taxes	3,703	4,098
Long-term debt	21,000	21,000
Other liabilities	2,141	2,146

Total liabilities	64,180	62,529

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 60,460,782 and 60,807,913 shares issued, respectively	605	608
Additional paid-in capital	100,441	102,548
Accumulated other comprehensive (loss) income	(1,545)	10,413
Retained earnings	131,037	135,911
Treasury stock, 11,589,603 and 11,596,966 shares at cost	(79,883)	(79,929)

Total stockholders’ equity	150,655	169,551

Total liabilities and stockholders’ equity	$214,835	$232,080

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2010	2011

Operating activities:
Net income	$2,578	$4,874
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,307	12,460
Cost of sales of equipment	4	8
Share-based compensation	1,425	1,421
Deferred income taxes	216	413
Loss on disposal of equipment	—	780
Changes in operating assets and liabilities:
Accounts receivable	(1,722)	3,648
Inventory	(436)	(4,973)
Prepaid expenses and other	(925)	(1,761)
Accounts payable	1,227	(1,002)
Accrued expenses	4,925	(2,624)
Income taxes	(1,120)	(1,288)
Deferred revenues	102	1,738
Deferred rent	(204)	23

Net cash provided by operating activities	12,377	13,717

Investing activities:
Purchases of property and equipment	(8,773)	(14,754)
Purchases of investments	(999)	—
Proceeds from sales of investments	10,731	—
Payments for acquisitions	(80,475)	(117)

Net cash used in investing activities	(79,516)	(14,871)

Financing activities:
Proceeds from long-term debt	23,000	—
Proceeds from exercise of stock options	205	629
Stock option income tax benefit	12	12
Repurchase of common stock for treasury	—	(46)

Net cash provided by financing activities	23,217	595

Effect of exchange rate changes on cash	(2,553)	1,817

Net (decrease) increase in cash and cash equivalents	(46,475)	1,258
Cash and cash equivalents, beginning of period	68,979	30,343

Cash and cash equivalents, end of period	$22,504	$31,601

eResearchTechnology, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2011	2011	2010	2011
Net revenues	$29,096	$41,699	$42,849	$50,964	$84,548

Reconciliation of GAAP to Non-GAAP gross margin:
GAAP gross margin	$15,814	$18,420	$16,045	$27,572	$34,465
Amortization of acquired intangibles and other assets	833	1,878	1,970	833	3,848

Non-GAAP gross margin	$16,647	$20,298	$18,015	$28,405	$38,313

Non-GAAP gross margin percentage	57.2%	48.7%	42.0%	55.7%	45.3%
Non-GAAP gross margin percentage is calculated by dividing non-GAAP gross margin by net revenues

Reconciliation of GAAP to Non-GAAP operating income:
GAAP operating income	$1,051	$5,354	$2,570	$3,798	$7,924
Amortization of acquired intangibles and other assets	833	1,878	1,970	833	3,848
Acquisition and integration related costs	3,840	—	—	4,581	—

Non-GAAP operating income	$5,724	$7,232	$4,540	$9,212	$11,772

Non-GAAP operating income margin percentage	19.7%	17.3%	10.6%	18.1%	13.9%
Non-GAAP operating income margin percentage is calculated by dividing non-GAAP operating income by net revenues

Reconciliation of GAAP to Non-GAAP net income:
GAAP net income	$826	$3,093	$1,781	$2,578	$4,874
Amortization of acquired intangibles and other assets	833	1,878	1,970	833	3,848
Acquisition and integration related costs	3,840	—	—	4,581	—
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	(1,529)	(502)	(754)	(1,689)	(1,256)

Non-GAAP net income	$3,970	$4,469	$2,997	$6,303	$7,466

Reconciliation of GAAP to Non-GAAP diluted net income per share:
GAAP diluted net income per share	$0.02	$0.06	$0.04	$0.05	$0.10
Amortization of acquired intangibles and other assets	0.02	0.04	0.04	0.02	0.08
Acquisition and integration related costs	0.08	—	—	0.09	—
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	(0.04)	(0.01)	(0.02)	(0.03)	(0.03)

Non-GAAP diluted net income per share	$0.08	$0.09	$0.06	$0.13	$0.15

Shares used in computing diluted net income per share	49,383	49,251	49,330	49,114	49,291
Assumed effective tax rate — Non-GAAP	35.0%	27.0%	27.0%	35.0%	27.0%

	Three Months		Year
	Ending September 30, 2011		Ending December 31, 2011
	Low Range	High Range	Low Range	High Range
Reconciliation of GAAP to Non-GAAP diluted net income per share guidance:
GAAP estimate of diluted net income per share	$0.08	$0.11	$0.27	$0.32
Estimated effect on diluted net income per share of:
Amortization of acquired intangibles and other assets	0.04	0.04	0.15	0.15
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	(0.01)	(0.01)	(0.05)	(0.05)

Non-GAAP estimate of diluted net income per share	$0.11	$0.14	$0.37	$0.42

Shares used in computing estimated diluted net income per share	49,500	49,500	49,303	49,303
Effective tax rate	27.0%	27.0%	27.0%	27.0%